Exhibit 10.1

Execution

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of January 15, 2024, by and between Gyre Therapeutics, Inc., a Delaware corporation (the “Company”), and Han Ying (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company desires to employ the Executive and the Executive desires to be employed by the Company, upon the terms and conditions hereinafter set forth; and

WHEREAS, effective as of the date hereof, this Agreement supersedes all prior agreements and understandings (including verbal agreements) between the Executive and the Company and/or its Affiliates regarding the terms and conditions of the Executive’s employment with the Company and/or its Affiliates.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, each intending to be legally bound hereby, agree as follows:

1.          Employment. On the terms and subject to the conditions set forth herein, the Company hereby agrees to employ the Executive, and the Executive hereby agrees to accept such employment, for the Employment Term (as defined below). During the Employment Term, the Executive shall serve as the Chief Executive Officer of the Company and shall report to the Board of Directors of the Company (the “Board”), performing such duties and responsibilities as are customarily attendant to such position with respect to the business of the Company and its subsidiaries and such other duties and responsibilities normally accorded to such a position, as may from time to time be reasonably assigned by the Board.

2.          Performance. The Executive shall serve the Company and its subsidiaries and Affiliates faithfully and to the best of his ability and, subject to Section 7, shall devote his full business time, energy, experience and talents to the business of the Company and its subsidiaries and Affiliates.

3.          Employment Term. Subject to earlier termination pursuant to Section 7, the term of employment of the Executive hereunder shall begin on the date hereof (the “Commencement Date”), and shall continue through the date which is three (3) years following the Commencement Date; provided, however, that beginning on the three (3)-year anniversary of the Commencement Date, and on each subsequent anniversary of the Commencement Date, such term shall be automatically extended by an additional one (1)-year period, unless the Company or the Executive provides notice to the other party no less than sixty (60) days in advance of the expiration of the term, that it or he does not desire to extend the term of this Agreement, in which case, the term of employment hereunder shall terminate as of the end of the term, as applicable (the “Employment Term”); provided, however, that the provisions of Section 7 of this Agreement shall survive any termination of this Agreement or termination of the Executive’s employment hereunder.

4.          Principal Location. The Executive’s principal place of employment shall be the Company’s offices located at 12770 High Bluff Drive, Suite 150, San Diego, CA 92130 USA, subject to reasonable travel.

5.          Compensation and Benefits.

(a)          Base Salary. As compensation for his services hereunder, during the Employment Term, the Company shall pay the Executive a base salary, payable in equal installments in accordance with Company payroll procedures, at an annual rate of $350,000 (“Base Salary”). The Executive’s annual Base Salary is subject to increase to be mutually agreed by the Executive and the Company from time to time.

(b)          Annual Bonus. The Executive shall be eligible to participant in the Company’s annual bonus program in effect from time to time. The amount of such bonus (“Annual Bonus”) shall be based on the performance of the Company and its Affiliates and/or Executive, with specific performance targets and amounts to be determined annually by the Board or the Compensation Committee of the Board.

(c)          Benefits. During the Employment Term, the Executive shall, subject to and in accordance with the terms and conditions of the applicable plan documents and all applicable laws, be eligible to participate in all of the employee benefit plans, practices, policies and arrangements the Company makes available from time to time to its other similarly situated employees.

(d)          Business Expenses. During the Employment Term, the Executive shall be reimbursed by the Company for all reasonable and necessary business expenses actually incurred by him in performing his duties hereunder. All payments under this paragraph (d) of this Section 5 will be made in accordance with policies established by the Company from time to time and subject to receipt by the Company of appropriate documentation.

6.          Termination of Employment. The following terms shall govern (x) the termination of the Executive’s employment, and (y) certain of the Executive’s obligations following the Executive’s termination of employment.

(a)          Death; Disability. If the Executive’s employment with the Company terminates by reason of the Executive’s death or the Executive’s Disability, then the Company will pay to the Executive’s estate, in the case of the Executive’s death, or to the Executive or the Executive’s guardian, in the case of the Executive’s Disability, the Executive’s Accrued Compensation (as defined below) within 30 days after the Executive’s termination (with the payment date during such 30 day period to be determined by the Company in its sole discretion, except as required by applicable law).

(b)          Termination by the Company for Cause or Voluntary Termination by the Executive. If (i) the Company terminates the Executive’s employment for Cause (as defined below), or (ii) the Executive voluntarily terminates the Executive’s employment without Good Reason, then the Company shall pay the Executive’s Accrued Compensation to the Executive through the date the Executive’s employment terminates within the time period permitted by applicable law.

(c)          Termination by the Company Without Cause or by the Executive for Good Reason. If the Executive’s employment is terminated (i) by the Company without Cause and for a reason other than the Executive’s death or Disability, or (ii) by the Executive for Good Reason, then the Company shall pay to the Executive within 30 days after the Executive’s termination (with the payment date during such 30 day period to be determined by the Company in its sole discretion, except as required by applicable law) the Executive’s Accrued Compensation. The Company shall also provide the following additional payments and benefits:

(1)          The Company shall pay to the Executive a cash payment equal to the then-current Base Salary, payable in installments in accordance with the Company’s standard payroll practice over a period of twelve (12) months after the date the Executive’s employment terminates;

(2)          To the extent the Executive and/or the Executive’s covered dependent(s) timely elect to continue to participate in the Company’s group health plan(s) pursuant to the Consolidated Omnibus Reconciliation Act of 1985, as amended (“COBRA”) after the Executive’s termination of employment, unless prohibited by applicable law, the Company will directly pay or reimburse the applicable COBRA premiums paid by the Executive and the Executive’s covered dependent(s) so that the Executive and the Executive’s covered dependent(s) enjoy coverage at the same benefit level and to the same extent and for the same effective contribution, if any, as participation is available to other executive officers of the Company, commencing on the date the Executive’s employment terminates and ending on the earliest to occur of: (A) the twelve (12) month anniversary of such termination date, (B) the date the Executive first becomes eligible for group health insurance coverage for any reason, or (C) the date the Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination; and

(3)          Outstanding equity incentive awards with respect to shares of the Company’s common stock held by the Executive that would have vested in the twelve (12) months following the date the Executive’s employment terminates had the Executive remained employed by the Company will become fully vested as of the date the Executive’s employment terminates.

(d)          Other Programs. Except as otherwise provided in this Agreement, the Executive’s entitlements under applicable plans and programs of the Company following termination of the Executive’s employment will be determined under the terms of those plans and programs.

(e)          Conditions to Receipt of Benefits Under Section 6. Notwithstanding anything in this Agreement to the contrary, other than the payment of the Executive’s Accrued Compensation through the date of termination of the Executive’s employment, the Executive shall not be entitled to any termination payments or benefits under this Section 6 unless and until the Executive (or the representative of the Executive’s estate, in the case of termination due to the Executive’s death) executes and delivers to the Company, within forty-five (45) days of the date of termination of the Executive’s employment, a unilateral general release of all known and unknown claims against the Company and its officers, directors, employees, agents and Affiliates in a form acceptable to the Company, and such release becomes fully effective and irrevocable under applicable law. For the avoidance of doubt, in the event the Executive violates the restrictions set forth in Section 7 of this Agreement, the Company shall cease making or providing any payments or benefits otherwise payable or deliverable under this Section 6.

(f)          Resignation as Officer or Director. Upon a termination of employment, unless requested otherwise by the Company, the Executive shall resign each position (if any) that the Executive then holds as a director or officer of the Company or of any Affiliates of the Company with the exception of any such positions concurrently held at other GNI Group companies. The Executive’s execution of this Agreement shall be deemed the grant by the Executive to the officers of the Company of a limited irrevocable power of attorney (which is deemed coupled with an interest) to sign in the Executive’s name and on the Executive’s behalf any such documentation as may be required to be executed solely for the limited purposes of effectuating such resignations as an officer.

(g)          Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth herein:

(1)          “Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

(2)          “Accrued Compensation” means (A) any Base Salary payable to the Executive pursuant to this Agreement, accrued up to and including the last day of the Executive’s employment with the Company, (B) any employee benefits to which the Executive is entitled upon termination of his employment with the Company in accordance with the terms and conditions of the applicable plans of the Company, (C) reimbursement for any unreimbursed business expenses incurred by the Executive prior to his date of termination, and (D) to the extent permitted by law, less any advances made to the Executive.

(3)          “Cause” shall mean the Executive’s (A) indictment for, conviction of or plea of nolo contendere to any felony or other crime involving fraud, dishonesty or acts of moral turpitude, (B) commission of any act or omission involving dishonesty, disloyalty or fraud with respect to the Company or any of its customers or suppliers, (C) substantial failure to timely perform duties reasonably directed by the Board (other than due to the Executive’s Disability), (D) engaging or having engaged in any acts constituting breach of fiduciary duty, gross negligence or willful misconduct with respect to the Company or any of the Executive’s services provided hereunder, or (E) material breach of this Agreement, any other material agreement with the Company, or any internal policies or procedures of the Company in effect from time to time; provided, however, the conditions described in sub-clauses (C) and (E) above shall not constitute Cause unless the Company first provides written notice to the Executive of the occurrence of the applicable condition and the Executive fails to cure such condition within ten (10) days after receipt of such written notice and, if uncured, the termination shall be effective as of the end of such cure period.

(4)          “Disability” means that (A) the Executive qualifies for long-term disability benefits under a long-term disability program sponsored by the Company in which employees participate generally or (B) if the Company does not sponsor such a long-term disability program, the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

(5)          The Executive shall be deemed to have “Good Reason” to terminate the Executive’s employment hereunder if, without the Executive’s prior written consent, (i) the Company materially reduces the Executive’s duties or responsibilities as Chief Executive Officer, (ii) the Company materially reduces Executive’s then-current Base Salary or target annual incentive award as set forth herein (in each case, other than as part of an across-the-board reduction applicable to all “named executive officers” of the Company (as defined under Item 402 of Regulation S-K and to the extent employed by the Company at that time)), or (iii) the Company materially breaches a material term of this Agreement. Prior to terminating for Good Reason, the Executive shall be required to provide the Company with 30 days’ advance written notice of the Executive’s intention to terminate employment for Good Reason, and the Company shall be permitted to cure any events giving rise to such Good Reason during such 30 day period, after which, if such event remains uncured, the Executive’s employment must terminate within 30 days.

(6)          “Governmental Entity” means any federal, state, local or foreign government or subdivision thereof or any other governmental, administrative, judicial, arbitral, legislative, executive, regulatory or self-regulatory authority, instrumentality, agency, commission or body.

(7)          “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity.

7.          Covenants of the Executive. The Executive acknowledges that in the course of his employment with the Company he has become and will continue to become familiar with the Company’s and its subsidiaries’ and Affiliates’ trade secrets and with other confidential and proprietary information concerning the Company and its subsidiaries and Affiliates, and that his services are of special, unique and extraordinary value to the Company and its subsidiaries and Affiliates. Therefore, the Company and the Executive mutually agree that it is in the interest of both parties for the Executive to enter into the restrictive covenants set forth in this Section 7 to, among other things, protect the legitimate business interests of the Company and those of its subsidiaries and Affiliates, and that such restrictions and covenants contained in this Section 7 are reasonable in geographical and temporal scope and in all other respects given the nature and scope of the Executive’s duties and the nature and scope of the Company’s and its subsidiaries’ and Affiliates’ businesses and that such restrictions and covenants do not and will not unduly impair the Executive’s ability to earn a living after termination of his employment with the Company. The Executive further acknowledges and agrees that (i) the Company would not have entered into this Agreement but for the restrictive covenants of the Executive set forth in this Section 7, and (ii) such restrictive covenants have been made by the Executive in order to induce the Company to enter into this Agreement. For purposes of this Agreement, “Company Group” shall mean the Company and its subsidiaries.

(a)          During Employment. During the Employment Term, the Executive shall not engage in any other business activity that, in the reasonable judgment of the Board, conflicts with the duties of the Executive as an employee of the Company, whether or not such activity is pursued for gain, profit or other pecuniary advantage. Specifically, but without limiting the foregoing, the Executive agrees not to work or provide services, in any capacity, whether as a director, employee, independent contractor or otherwise, whether with or without compensation, to any individual or entity. During the Employment Term, the Executive shall not be party to any agreement or understanding, written or oral and will not be subject to or agree to or enter into any restriction, which in either case, could prevent the Executive from entering into this Agreement or performing the duties and obligations hereunder.

(b)          Post-Employment Restrictions. During the Employment Term and for a period of twelve (12) months following the termination of the Executive’s employment with the Company Group, the Executive will not, and will not assist any other individual or entity to, (i) solicit for hire any current employee, representative, independent contractor, consultant or agent of any member of the Company Group or any individual who served in any such capacity in the previous twelve (12) months (each such individual, a “Service Provider”), (ii) induce or attempt to induce any employee, representative, independent contractor, consultant or agent of any member of the Company Group to terminate his or her relationship with the Company Group, or (iii) take any action to materially assist or aid any other Person in soliciting for or attempting to hire or hiring any Service Provider.

(c)          Confidential Information.

(i)          The Executive will not, and will use his reasonable best efforts to cause his Affiliates not to, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any Person, other than in the course of the Executive’s assigned duties and for the benefit of the Company Group, any Confidential Information. The foregoing will not apply to information that (i) is or was known to the public prior to its disclosure to the Executive; (ii) becomes generally known to the public subsequent to disclosure to the Executive through no wrongful act of the Executive or any of his Affiliates; (iii) the Executive or his Affiliates is required to disclose by applicable law, regulation, recognized subpoena power, any governmental body or any other legal process (provided that, to the extent permitted by applicable law, recognized subpoena power, any governmental body or any other legal process, the Executive or his Affiliates, as applicable, provide the Company with prior notice of the contemplated disclosure and cooperate with the Company at its expense in seeking a protective order or other appropriate protection of such information); (iv) is lawfully acquired by the Executive from sources which are not prohibited from disclosing such information; or (v) is reasonably required to be disclosed by the Executive in any proceeding to enforce the Executive’s rights under this Agreement or any other agreement between the Executive and any member of the Company Group or any of their respective Affiliates. The Executive understands that this restriction shall continue to apply after his employment terminates, regardless of the reason for such termination. The confidentiality obligation under this Section 7 shall not apply to information which is generally known or readily available to the public at the time of disclosure or becomes generally known through no wrongful act on the part of the Executive or any other Person having an obligation of confidentiality to the Company or any of its Affiliates. For purposes of this Section 7, “Confidential Information” means any proprietary information concerning the business, and the Company Group, including, without limitation: all data, information, ideas, concepts, discoveries, trade secrets, inventions (whether or not patentable or reduced to practice), innovations, improvements, know-how, developments, techniques, methods, processes, treatments, drawings, sketches, specifications, designs, patterns, models, plans and strategies, and all other confidential or proprietary information or trade secrets in any form or medium (whether merely remembered or embodied in a tangible or intangible form or medium) whether now or hereafter existing, relating to or arising from the past, current or potential business, activities and/or operations of the Company Group, including, without limitation, any such information relating to or concerning finances, sales, marketing, advertising, transition, promotions, pricing, personnel, customers, suppliers, vendors, partners and/or competitors.

(ii)         All documents, records, tapes and other media of every kind and description relating to the Confidential Information of the Company Group and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company and its Affiliates. The Executive shall safeguard all Documents and shall surrender to the Company at the time his employment terminates, or at such earlier time or times as the Board may specify, all Documents then in the Executive’s possession or control. Notwithstanding the foregoing, the Executive shall be permitted to retain: (A) personal papers and other materials of a personal nature, (B) information showing the Executive’s Base Salary, Annual Bonus, or relating to reimbursement of expenses, (C) copies of plans, programs and agreements relating to Executive’s employment, or termination thereof, with the Company which the Executive received in the Executive’s capacity as a participant, (D) copies of this Agreement, and any other written agreement between the Executive and the Company, and (E) any personal contacts; provided, however, that in each case of subsections (A) through (E), such papers or materials do not include any Confidential Information as defined herein.

(iii)        18 U.S.C. § 1833(b) provides: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, the parties to this Agreement have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

(d)          Company IP; Work Product. The Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) the Executive’s full right, title and interest in and to all Intellectual Property (as defined below) which now exists or which hereafter arises. The Executive agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. The Executive will not charge the Company for time spent in complying with these obligations during the Employment Term. All copyrightable works that the Executive creates that relate to either the products of the Company or any of its Affiliates or that make use of Confidential Information shall be considered “work made for hire” and shall, upon creation, be owned exclusively by the Company. For purposes of this Section 7, “Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by the Executive (whether alone or with others, whether or not during normal business hours or on or off Company premises) during the Executive’s employment that relate to either the products of the Company or any of its Affiliates or that make use of Confidential Information or any of the equipment or facilities of the Company or any of its Affiliates.

(e)          Non-disparagement.

(i)          During the Employment Term and thereafter, the Executive shall not, directly or indirectly, in his capacity or through any other Person, make negative comments about or otherwise disparage the Company, its Affiliates, or any of their respective officers, directors, employees, shareholders, members, agents or products.

(ii)         Nothing contained in this Section 7(e) shall preclude the Executive or any of his Affiliates from exercising protected legal rights to the extent that such rights cannot be waived by agreement or from providing truthful statements in any filing or submission to any judicial, administrative or arbitral body (including in any deposition held in connection with any proceedings by or before any such Person) or in response to any governmental agency, rulemaking authority, subpoena power, legal process, required governmental testimony or filings.

(f)          Enforcement. The parties acknowledge that a breach of the covenants and agreements contained in this Section 7 would cause irreparable damage, the exact amount of which would be difficult to ascertain, and that the remedies at law for any such breach or threatened breach would be inadequate. Accordingly, the Executive agrees that if he breaches or threatens to breach any of the covenants or agreements contained in this Section 7, in addition to any other remedy which may be available at law or in equity, the Company and its subsidiaries and Affiliates shall be entitled to institute and prosecute proceedings in any court of competent jurisdiction for specific performance and injunctive and other equitable relief to prevent the breach or any threatened breach thereof without bond or other security or a showing of irreparable harm or lack of an adequate remedy at law, and an equitable accounting by any court of competent jurisdiction of all profits or benefits arising out of such violation.

(g)          Scope of Covenants; Separate and Independent Covenants. The Company and the Executive further acknowledge that the time, scope, geographic area and other provisions of this Section 7 have been specifically negotiated by sophisticated commercial parties and agree that they consider the restrictions and covenants contained in this Section 7 to be reasonable and necessary for the protection of the interests of the Company and its subsidiaries and Affiliates, but if any such restriction or covenant shall be held by any court of competent jurisdiction to be void but would be valid if deleted in part or reduced in application, such restriction or covenant shall apply in such jurisdiction with such deletion or modification as may be necessary to make it valid and enforceable. The Executive acknowledges and agrees that the restrictions and covenants contained in this Section 7 shall be construed for all purposes to be separate and independent from any other covenant, whether in this Agreement or otherwise, and shall each be capable of being reduced in application or severed without prejudice to the other restrictions and covenants or to the remaining provisions of this Agreement. The existence of any claim or cause of action by the Executive against the Company or its subsidiaries and Affiliates, whether predicated upon this Agreement or otherwise, shall not excuse the Executive’s breach of any covenants, agreements or obligations contained in this Section 7 and shall not constitute a defense to the enforcement by the Company or any of its subsidiaries of such covenants, agreements and obligations.

(h)          Enforceability. If any court holds any of the restrictions or covenants contained in this Section 7 to be unenforceable by reason of their breadth or scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the right of the Company and its subsidiaries and Affiliates to the relief provided in this Section 7 in the courts of any other jurisdiction within the geographic scope of such restrictions and covenants.

(i)          Whistleblower Protection. Notwithstanding anything to the contrary contained herein, no provision of this Agreement shall be interpreted so as to impede the Executive (or any other individual) from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures under the whistleblower provisions of federal law or regulation. The Executive does not need the prior authorization of the Company to make any such reports or disclosures and the Executive shall not be required to notify the Company that such reports or disclosures have been made.

8.          Notices. All notices, requests, demands, claims, consents and other communications which are required, permitted or otherwise delivered hereunder shall in every case be in writing and shall be deemed properly served if: (a) delivered personally, (b) sent by registered or certified mail, in all such cases with first class postage prepaid, return receipt requested, (c) delivered by a recognized overnight courier service, or (d) transmitted by email, to the parties at the addresses as set forth below:

If to the Company:

Gyre Therapeutics, Inc.
12770 High Bluff Drive, Suite 150
San Diego, CA 92130 USA

With a copy to:

Gibson, Dunn & Crutcher LLP
555 Mission Street Suite 3000
San Francisco, CA 94105-0921
Attn: Branden Berns, BBerns@gibsondunn.com

If to the Executive:

At the Executive’s principal residence address as maintained by the Company in the regular course of its business for payroll purposes or to such other address as shall be furnished in writing by either party to the other party; provided that such notice or change in address shall be effective only when actually received by the other party. Date of service of any such notices or other communications shall be: (a) the date such notice is personally delivered or transmitted by email (which electronic confirmation of transmission is received), (b) three (3) days after the date of mailing if sent by certified or registered mail, or (c) one (1) business day after date of delivery to the overnight courier if sent by overnight courier.

9.          Jurisdiction; Venue. Except as otherwise provided in Section 7(f) in connection with equitable remedies, each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of any federal or state court located in the State of Delaware over any suit, action, dispute or proceeding arising out of or relating to this Agreement and each of the parties agrees that any action relating in any way to this Agreement must be commenced only in the courts located in the State of Delaware, federal or state. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted or not prohibited by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. Each of the parties hereto hereby irrevocably consents to the service of process in any suit, action or proceeding by sending the same by certified mail, return receipt requested, or by recognized overnight courier service, to the address of such party set forth in Section 8. With respect to any order obtained in accordance with this Section 9, any party hereto may enforce such order in any court having personal jurisdiction over the party against whom the order shall be enforced.

10.        Waiver of Jury Trial. THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

11.        Section 409A.

(a)          The intent of the parties is that payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”), and this Agreement and any associated documents shall be interpreted and construed in a manner that establishes an exemption from (or compliance with) the requirements of Code Section 409A. Any terms of this Agreement that are undefined or ambiguous shall be interpreted in a manner that complies with Code Section 409A to the extent necessary to comply with Code Section 409A. If for any reason, such as imprecision in drafting, any provision of this Agreement (or of any award of compensation, including, without limitation, equity compensation or benefits) does not accurately reflect its intended establishment of an exemption from (or compliance with) Code Section 409A, as demonstrated by consistent interpretations or other evidence of intent, such provision shall be considered ambiguous as to its exemption from (or compliance with) Code Section 409A and shall be interpreted in a manner consistent with such intent, as determined in the reasonable discretion of the Company. If, notwithstanding the foregoing provisions of this Section 11(a), any provision of this Agreement would cause the Executive to incur any additional tax or interest under Code Section 409A, the Company shall, after consulting with the Executive, interpret or reform such provision in a manner intended to avoid the incurrence by the Executive of any such additional tax or interest; provided that the Company agrees to maintain, to the maximum extent practicable, the original intent and economic benefit to the Executive of the applicable provision without violating the provisions of Code Section 409A.

(b)          A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that the Company determines may be considered nonqualified deferred compensation under Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A, and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean such a separation from service. The determination of whether and when a separation from service has occurred for purposes of this Agreement shall be made in accordance with the presumptions set forth in Section 1.409A-1(h) of the Treasury Regulations.

(c)         Notwithstanding any other provision of this Agreement, to the extent required to comply with Code Section 409A (as determined by the Company), if the Executive is a “specified employee,” as determined by the Company, as of his date of termination, then all amounts due under this Agreement that constitute a “deferral of compensation” within the meaning of Code Section 409A, that are provided as a result of a “separation from service” within the meaning of Code Section 409A, and that would otherwise be paid or provided during the first six months following the Executive’s date of termination, shall be accumulated through and paid or provided on the first business day that is more than six months after the Executive’s date of termination (or, if the Executive dies during such six month period, within 90 days after Executive’s death).

(d)          Any reimbursements provided under this Agreement that constitute deferred compensation within the meaning of Code Section 409A shall be made or provided in accordance with the requirements of Code Section 409A, including, without limitation, that (i) in no event shall any fees, expenses or other amounts eligible to be reimbursed by the Company under this Agreement be paid later than the last day of the calendar year next following the calendar year in which the applicable fees, expenses or other amounts were incurred; (ii) the amount of expenses eligible for reimbursement in any given calendar year shall not affect the expenses that the Company is obligated to reimburse in any other calendar year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect; (iii) the Executive’s right to have the Company pay or provide such reimbursements may not be liquidated or exchanged for any other benefit; and (iv) in no event shall the Company’s obligations to make such reimbursements apply later than the Executive’s remaining lifetime (or if longer, through the sixth (6th) anniversary of the Commencement Date).

(e)          For purposes of Code Section 409A, the Executive’s right to receive any installment payments shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (for example, “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall not be within the discretion of the Executive. In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement, to the extent such payment is subject to Code Section 409A.

(f)          The Company makes no representation or warranty and shall have no liability to the Executive or any other Person if any provisions of this Agreement are determined to constitute deferred compensation subject to Code Section 409A but do not satisfy an exemption from, or the conditions of, Code Section 409A.

12.         Excise Taxes. Notwithstanding anything to the contrary in this Agreement, if the Executive is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the payments and benefits provided for under this Agreement, together with any other payments and benefits which the Executive has the right to receive from the Company of any of its Affiliates, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for under this Agreement shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by the Executive from the Company and its Affiliates will be one dollar ($1.00) less than three times the Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by the Executive shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better net after-tax position to the Executive (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in kind hereunder in a similar order. The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by a nationally recognized public accounting firm selected by the Company in good faith and approved by the Executive, which approval shall not be unreasonably withheld. If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company or its Affiliates used in determining if a parachute payment exists, exceeds one dollar ($1.00) less than three times the Executive’s base amount, then the Executive shall immediately repay such excess to the Company upon notification that an overpayment has been made.

13.         General.

(a)         Governing Law. This Agreement and the legal relations thus created between the parties hereto shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

(b)            Construction and Severability. Whenever possible, each provision of this Agreement shall be construed and interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by, or invalid, illegal or unenforceable in any respect under, any applicable law or rule in any jurisdiction, such prohibition, invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other jurisdiction, and the parties undertake to implement all efforts which are necessary, desirable and sufficient to amend, supplement or substitute all and any such prohibited, invalid, illegal or unenforceable provisions with enforceable and valid provisions in such jurisdiction which would produce as nearly as may be possible the result previously intended by the parties without renegotiation of any material terms and conditions stipulated herein.

(c)           Cooperation. During the Employment Term and five (5) years thereafter, the Executive shall reasonably cooperate with the Company and be reasonably available to the Company with respect to continuing and/or future matters related to the Executive’s Employment Term with the Company and/or its subsidiaries or Affiliates, whether such matters are business-related, legal, regulatory or otherwise (including, without limitation, the Executive appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into the Executive’s possession); provided that, the Company shall make reasonable efforts to minimize disruption of the Executive’s other activities. The Company shall reimburse the Executive for any reasonable travel and other expenses that he incurs on the Company’s behalf as a result of compliance with this Section 13(c), after receipt of appropriate documentation consistent with the Company’s business expense reimbursement policy.

(d)           Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and the Executive and the Executive’s heirs, executors, administrators, and successors; provided that the services provided by the Executive under this Agreement are of a personal nature, and the Executive may not sell, convey, assign, delegate, transfer or otherwise dispose of, directly or indirectly, any of the rights, claims, powers, interests or obligations of the Executive under this Agreement; provided further that the Company may assign this Agreement to, and all rights hereunder shall inure to the benefit of, any subsidiary or Affiliate of the Company or any Person, firm or corporation resulting from the reorganization of the Company or succeeding to the business or assets of the Company by purchase, merger, consolidation or otherwise and, in such event, all references herein to the Company shall refer to such assignee; provided further that such surviving, resulting, or acquiring entity shall in writing assume and agree to perform all of the obligations of the Company under this Agreement. Any purported assignment of this Agreement in violation of the foregoing shall be null and void.

(e)            Executive’s Representations. The Executive hereby represents and warrants to the Company that: (i) the execution, delivery and performance of this Agreement by the Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Executive is a party or by which the Executive is bound; (ii) the Executive is not a party to or bound by any employment agreement, noncompetition or nonsolicitation agreement or confidentiality agreement with any other Person or entity besides the Company; (iii) the Executive is not subject to any restriction whatsoever that would cause him to not be able fully to fulfill his duties under this Agreement; (iv) the Executive is not a party to, or involved in, or under investigation in, any pending or, to the best of the Executive’s knowledge, threatened litigation, proceeding or investigation of any governmental body or authority or any other Person; (v) the Executive has never been suspended, censured or otherwise subjected to any disciplinary action or other proceeding by any state, other Governmental Entity, agency or self-regulatory organization and (vi) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of the Executive, enforceable in accordance with its terms. THE EXECUTIVE HEREBY ACKNOWLEDGES AND REPRESENTS THAT THE EXECUTIVE HAS CONSULTED WITH INDEPENDENT LEGAL COUNSEL REGARDING THE EXECUTIVE’S RIGHTS AND OBLIGATIONS UNDER THIS AGREEMENT TO THE EXTENT DETERMINED NECESSARY OR APPROPRIATE BY THE EXECUTIVE, AND THAT THE EXECUTIVE FULLY UNDERSTANDS THE TERMS AND CONDITIONS CONTAINED HEREIN.

(f)            Compliance with Rules and Policies. The Executive shall perform all services in accordance with the lawful policies, procedures and rules established by the Company and the Board, provided that such policies, procedures and/or rules are made available to the Executive in writing. In addition, the Executive shall comply with all laws, rules and regulations that are generally applicable to the Company or its subsidiaries or Affiliates and their respective employees, directors and officers.

(g)           Forfeiture. Notwithstanding any other provision of this Agreement to the contrary, any payments or benefits under this Agreement or any incentive or other compensation plan or program of the Company or its Affiliates shall be subject to any forfeiture, repayment or recoupment policy of the Company, as in effect from time to time, that are required by applicable law.

(h)            Withholding Taxes. All amounts payable hereunder shall be subject to the withholding of all applicable taxes and deductions required by any applicable law.

(i)            Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and terminates and supersedes any and all prior agreements, understandings and representations, whether written or oral, by or between the parties hereto or their current or former Affiliates which relate or may have related to the provision of services in any way, and any other existing employment, consulting or change of control agreement, which are hereby terminated and cancelled and of no further force or effect as of the date hereof, without the payment of any additional consideration by or to either of the parties hereto. The Executive acknowledges that no representations, warranties, promises, covenants, agreements or obligations, oral or written, have been made other than those expressly stated herein, and in the other documents delivered by the parties in connection herewith, and that he has not relied on any other representations, warranties, promises, covenants, agreements or obligations in signing this Agreement.

(j)            Duration. Notwithstanding the Employment Term hereunder, this Agreement shall continue for so long as any obligations remain under this Agreement.

(k)           Survival. The provisions of Sections 6, 9, 10, 11, 12 and 13 of this Agreement shall survive and shall continue to be binding upon the Executive notwithstanding the termination of this Agreement for any reason whatsoever.

(l)            Amendment; Modification; Waiver. The provisions of this Agreement may be modified, amended or waived only in a document signed by the parties hereto and referring specifically hereto, and no handwritten changes to this Agreement will be binding unless initialed by each party. No course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Company’s right to terminate the Agreement for Cause) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any similar or dissimilar requirement, provision or condition of this Agreement at the same or any prior or subsequent time. Pursuit by either party of any available remedy, either in law or equity, or any action of any kind, does not constitute waiver of any other remedy or action. Such remedies and actions are cumulative and not exclusive.

(m)          Counterparts. This Agreement may be executed by the parties in counterparts, each of which shall be an original and all of which taken together shall constitute one instrument.

(n)           Section References. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. The words Section and paragraph herein shall refer to provisions of this Agreement unless expressly indicated otherwise.

(o)           No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring either party hereto by virtue of the authorship of any of the provisions of this Agreement.

(p)            No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to give any Person other than the parties to this Agreement and their respective heirs, executors, administrators, successors or permitted assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

[END OF TEXT – SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have hereunto executed this Agreement as of the day and year first written above.

COMPANY:

GYRE THERAPEUTICS, INC.

Date:	January 15, 2024	By:	/s/ Ruoyu Chen
Name: Ruoyu Chen
Title: Chief Financial Officer

EXECUTIVE:

Date:	January 15, 2024	/s/ Han Ying
Han Ying